EXHIBIT 4.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 19, 2021 with respect to the statements of condition including the related portfolios of High Income Allocation Portfolio 2021-3, Preferred Opportunity Portfolio 2021-3 and Multi-Asset High Income Portfolio 2021-3 (included in Invesco Unit Trusts, Series 2152) as of August 19, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-257084) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
August 19, 2021